(LOGO)
AMERICA FIRST

CREDIT UNION

As of and for the year ended December 31, 1998, except as described in the attached Appendix, America First Credit Union (AFCU) has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same year, AFCU had in effect a fidelity bond and errors and omissions policy in the amount of $10,000,000 and $500,000, respectively.

Rick Craig, President and CEO

March 5, 1999

Rex Rollo, Chief Financial Officer

March 5, 1999

Larry Kano, Mortgage Servicing Department Manager

March 5, 1999

With You In Mind

P.O. BOX 9338 * OGDEN, UT 84409 * (801) 778-8485 * SALT LAKE CITY, UT *
(801) 966-5553 EXT. 8485 * WATS-IN-STATE AND OUT-OF-STATE
1-800-999-3961 EXT. 8485
www. americafirst.com

APPENDIX

Management's assertions are modified by the following item which was noted in the audit of management's assertions by our independent certified public accountants.

* During 1998 not all escrow funds held in trust for a mortgagor were returned to the mortgagor within 30-calendar days of payoff of the mortgage loan.